Exhibit 99.1

[Letterhead of DMC Stratex Networks Inc.]

February 26, 2002

Mr. Jonathan Zakin
Chairman and Chief Executive Officer
Western Multiplex Corporation
1196 Borregas Avenue
Sunnyvale, California 94089

Dear Jonathan:

DMC Stratex Networks, Inc. (“DMC”) has been observing closely the market’s reaction to the surprising announcement of your intention to acquire Proxim, Inc. (“Proxim”). We believe that the exceptionally steep price drop experienced in your common stock following the announcement of your transaction with Proxim reflects serious investor concerns with the proposed transaction.

As you are aware, several months ago our respective management teams held extensive discussion in connection with a potential combination of our companies. Although we were not able to reach an agreement at that time on the terms of a combination, I believe both management teams viewed a combination of our businesses as strategically compelling.

I am particularly disappointed that we were not informed that Western Multiplex Corporation (“Western Multiplex”) was considering an acquisition of Proxim and were not provided the opportunity to continue our discussions prior to the announcement of that proposed transaction. Nevertheless, we are prepared to proceed with a strategic business combination of Western Multiplex with DMC on terms that would provide far greater value for Western Multiplex’s stockholders than the pending transaction and therefore merits detailed and serious consideration by you and your advisors.

To that end, we propose to combine with Western Multiplex in a stock-for-stock transaction that would be tax-free to Western Multiplex’s stockholders. Our proposal would involve an exchange of shares at an exchange ratio of 0.5215 DMC shares per Western Multiplex share. Based on February 26, 2002 closing prices, our proposal represents a 37.9% premium over Western Multiplex’s current market price and a 60.6% premium based on our average share price over the last 30 days. This exchange ratio would remain constant and will result in Western Multiplex’s stockholders owning approximately 28% of the combined company.

We believe a transaction between Western Multiplex and DMC would provide demonstrably superior short term and long term value to your stockholders by combining two world-class leaders in the wireless infrastructure industry. I also believe that the combination of our two companies represents a uniquely attractive opportunity to your management team and employees. We intend to honor existing financial arrangements for you and your employees, including the acceleration of unvested options to acquire shares in Western Multiplex’s common stock, and look forward to exploring with you attractive opportunities for your senior management in the combined organization.

With a combined market capitalization of approximately $630 million, your stockholders will gain additional comfort from having a significantly enhanced path to liquidity compared to the transaction with Proxim. I also anticipate a Board seat in the combined company would be given to an individual designated by Western Multiplex. Lastly, DMC has made meaningful acquisitions in the past, and we are intimately familiar with the regulatory process required to consummate a transaction of this nature. We anticipate no significant issues or undue time delays.

As we previously discussed, we believe that a combination of our companies is compelling from a strategic perspective and creates a superior platform to continue strong growth. Our products, customers and channels are complementary. Combined, we will become one of the world’s largest independent suppliers of wireless access products covering the licensed and unlicensed spectrum, and will be ideally positioned to capture opportunities both in the current downturn and the anticipated recovery later this year and beyond. We would like to highlight five areas of substantial benefits from our proposed transaction:

•	Significant cross selling opportunities. DMC’s major strengths are its international reach with offices around the globe and its sales professionals with a proven track record of selling wireless infrastructure products. Through the combined company, Western Multiplex’s products will have access to these sales channels and world class sales force. Western Multiplex’s leading products, domestic sales channels and its strong base with enterprise customers will enhance DMC’s existing North American footprint.

•	Broadest product line in the industry. We both are market leaders in our respective licensed and unlicensed product space and combined we will have a unique opportunity to offer one-stop shopping to our customers and a credible upgrade path.

•	Leadership in the enterprise and service provider segments. The combination will create a much larger entity with diversified products and customer base. This is critical to success in the future with anticipated consolidation in our industry, among both suppliers and customers.

•	Leverage complementary R&D talent. Our mutual strengths in microwave and networking technologies will substantially enhance our capability to offer higher functionality products at much lower cost points, providing more value to our customers. Our geographic proximity, complementary engineering and management talent, and synergistic operations provide an impetus for a successful merger.

•	Provide a more substantial base for developing further capabilities. We believe that industry conditions are inevitably driving substantial integration of supplier capabilities, and that future success will require more complete total solutions. This proposed merger greatly enhances our mutual ability to accomplish this with the speed that the marketplace demands.

We believe that our proposal is substantially more attractive to your stockholders than your pending transaction. We believe that your stockholders will enthusiastically embrace our proposal once they learn of it. In light of the fiduciary duties of the directors of Western Multiplex to its stockholders, we believe that your Board of Directors has a legal duty to facilitate the receipt by its stockholders of our proposal in order that they may freely choose what we believe is a much more favorable transaction. Our proposal provides Western Multiplex’s stockholders with an immediate and significant increase in economic value and a compelling long term opportunity to participate as a stockholder in a leading supplier to the wireless industry.

Given the extensive prior discussions and diligence review performed by our respective companies, our diligence requirements would be adjusted accordingly. We propose that (i) you provide us with copies of the same non-public information concerning Western Multiplex that was furnished to Proxim, including the Disclosure Letter to the agreement with Proxim and background information related to such disclosures, (ii) confirm that the Disclosure Letter remains accurate, and (iii) provide us the opportunity to perform confirmatory bring-down business due diligence and accounting and legal due diligence. In order to expedite the process, we have already prepared our Disclosure Letter to the Western Multiplex/Proxim agreement representations and warranties and are prepared to deliver that to you concurrently with your delivery of your Disclosure Letter.

We believe that time is of the essence and are prepared to move forward expeditiously by committing all necessary resources to promptly complete a transaction. In that regard, we have engaged CIBC World Markets and Morrison & Foerster LLP to advise us in this transaction. We are prepared immediately to enter into a confidentiality agreement, to perform our limited due diligence requirements described above, to enter into a merger agreement with you on the same terms as your agreement with Proxim (with the exception of certain provisions of Section 4.1 of such agreement), and to consummate the combination of our companies on generally the same time line as your proposed merger with Proxim.

The Board of DMC has unanimously approved this proposal and has unanimously authorized us to proceed. We look forward to meeting with you as soon as possible to discuss and negotiate our proposal in detail and to achieve prompt agreement. You can be assured that we will do everything in our power to see this transaction through to successful completion. We strongly prefer to consummate this transaction on a mutually satisfactory, negotiated basis. Accordingly, we do not plan to disclose our proposal publicly at this time. We are prepared to meet immediately with you and your Board.

Sincerely,

/s/ Charles D. Kissner

Charles D. Kissner

cc: Members of the Board of Directors of Western Multiplex